Exhibit 5
August 30, 2010
Board of Directors
Archer-Daniels-Midland Company
4666 Faries Parkway, Box 1470
Decatur, Illinois 62526
Ladies and Gentlemen:
     I am the General Counsel of Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the filing under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8, dated the date hereof (the “Registration Statement”), relating to the Archer-Daniels-Midland Company 2009 Incentive Compensation Plan (the “Plan”) and the issuance under the Plan of shares of the Company’s common stock, no par value (the “Common Stock”). In that capacity, I have examined the Company’s Composite Certificate of Incorporation, as amended, its Bylaws, as amended, and such other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:
     1. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan.
     2. The shares of Common Stock that may be issued pursuant to the Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.
     3. All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.
     I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ David J. Smith
David J. Smith
Executive Vice President, Secretary and General Counsel